Filed Pursuant to Rule 433

Registration Statement No. 333- 202692

Dated March 6, 2017

Final Term Sheet

Great Plains Energy Incorporated

$750,000,000 2.50% Notes due 2020 (the “2020 notes”)

$1,150,000,000 3.15% Notes due 2022 (the “2022 notes”)

$1,400,000,000 3.90% Notes due 2027 (the “2027 notes”)

$1,000,000,000 4.85% Notes due 2047 (the “2047 notes”)

(collectively, the “notes”)

$750,000,000 2.50% Notes due 2020

Issuer:	Great Plains Energy Incorporated

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa3 (stable) Standard & Poor’s Ratings Services: BBB (negative)

Title of Securities:	2.50% Notes due 2020

Principal Amount:	$750,000,000

Maturity Date:	March 9, 2020

Interest Payment Dates:	Semi-annually on March 9 and September 9, beginning on September 9, 2017

Coupon (Interest Rate):	2.50%

Benchmark Treasury:	1.375% due February 15, 2020

Benchmark Treasury Price / Yield:	99-13+ / 1.577%

Spread to Benchmark Treasury:	+95 basis points

Yield to Maturity:	2.527%

Price to Public:	99.922% of the principal amount, plus accrued interest from March 9, 2017, if settlement occurs after that date

Special Mandatory Redemption Provision:	Upon the first to occur of either (i) 5:00 p.m. (New York City time) on November 30, 2017, if the merger between Great Plains Energy Incorporated and Westar Energy, Inc. (the “Merger”) is not consummated on or prior to such time on such date, or (ii) the date on which the agreement relating to the Merger is terminated, in whole, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Optional Redemption Provisions:

Special Optional Redemption Provision:	If, in Great Plains Energy Incorporated’s reasonable judgment, the Merger will not be consummated on or prior to 5:00 p.m. (New York City time) on November 30, 2017, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Make-Whole Call:	At any time, in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2020 notes being redeemed to maturity (exclusive of interest accrued to the redemption date), at a discount rate of the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP / ISIN :	391164 AG5 / US391164AG56

Joint Book-Running Managers:	Goldman, Sachs & Co. Barclays Capital Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

KeyBanc Capital Markets Inc.

BNY Mellon Capital Markets, LLC

UMB Financial Services, Inc.

$1,150,000,000 3.15% Notes due 2022

Issuer:	Great Plains Energy Incorporated

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa3 (stable) Standard & Poor’s Ratings Services: BBB (negative)

Title of Securities:	3.15% Notes due 2022

Principal Amount:	$1,150,000,000

Maturity Date:	April 1, 2022

Interest Payment Dates:	Semi-annually on April 1 and October 1, beginning on October 1, 2017

Coupon (Interest Rate):	3.15%

Benchmark Treasury:	1.875% due February 28, 2022

Benchmark Treasury Price / Yield:	99-10 3⁄4 / 2.016%

Spread to Benchmark Treasury:	+115 basis points

Yield to Maturity:	3.166%

Price to Public:	99.924% of the principal amount, plus accrued interest from March 9, 2017, if settlement occurs after that date

Special Mandatory Redemption Provision:	Upon the first to occur of either (i) 5:00 p.m. (New York City time) on November 30, 2017, if the merger between Great Plains Energy Incorporated and Westar Energy, Inc. (the “Merger”) is not consummated on or prior to such time on such date, or (ii) the date on which the agreement relating to the Merger is terminated, in whole, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Optional Redemption Provisions:

Special Optional Redemption Provision:	If, in Great Plains Energy Incorporated’s reasonable judgment, the Merger will not be consummated on or prior to 5:00 p.m. (New York City time) on November 30, 2017, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Make-Whole Call:	At any time prior to March 1, 2022 (the date that is one month prior to the maturity date of the 2022 notes (the “2022 par call date”)), in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2020 notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2022 notes being redeemed that would be due if they matured on the 2022 par call date (exclusive of interest accrued to the redemption date), at a discount rate of the Treasury Rate plus 20 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Par Call:	On or after the 2022 par call date, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2022 notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP / ISIN :	391164 AH3 / US391164AH30

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc.

Senior Co-Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

KeyBanc Capital Markets Inc.

BNY Mellon Capital Markets, LLC

UMB Financial Services, Inc.

$1,400,000,000 3.90% Notes due 2027

Issuer:	Great Plains Energy Incorporated

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa3 (stable) Standard & Poor’s Ratings Services: BBB (negative)

Title of Securities:	3.90% Notes due 2027

Principal Amount:	$1,400,000,000

Maturity Date:	April 1, 2027

Interest Payment Dates:	Semi-annually on April 1 and October 1, beginning on October 1, 2017

Coupon (Interest Rate):	3.90%

Benchmark Treasury:	2.250% due February 15, 2027

Benchmark Treasury Price / Yield:	97-27 / 2.496%

Spread to Benchmark Treasury:	+145 basis points

Yield to Maturity:	3.946%

Price to Public:	99.618% of the principal amount, plus accrued interest from March 9, 2017, if settlement occurs after that date

Special Mandatory Redemption Provision:	Upon the first to occur of either (i) 5:00 p.m. (New York City time) on November 30, 2017, if the merger between Great Plains Energy Incorporated and Westar Energy, Inc. (the “Merger”) is not consummated on or prior to such time on such date, or (ii) the date on which the agreement relating to the Merger is terminated, in whole, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Optional Redemption Provisions:

Special Optional Redemption Provision:	If, in Great Plains Energy Incorporated’s reasonable judgment, the Merger will not be consummated on or prior to 5:00 p.m. (New York City time) on November 30, 2017, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Make-Whole Call:	At any time prior to January 1, 2027 (the date that is three months prior to the maturity date of the 2027 notes (the “2027 par call date”)), in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2027 notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2027 notes being redeemed that would be due if they matured on the 2027 par call date (exclusive of interest accrued to the redemption date), at a discount rate of the Treasury Rate plus 25 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Par Call:	On or after the 2027 par call date, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2027 notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP / ISIN :	391164 AJ9 / US391164AJ95

Joint Book-Running Managers:	Goldman, Sachs & Co. MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Senior Co-Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers:

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

KeyBanc Capital Markets Inc.

BNY Mellon Capital Markets, LLC

UMB Financial Services, Inc.

$1,000,000,000 4.85% Notes due 2047

Issuer:	Great Plains Energy Incorporated

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

Expected Ratings*:	Moody’s Investors Service, Inc.: Baa3 (stable) Standard & Poor’s Ratings Services: BBB (negative)

Title of Securities:	4.85% Notes due 2047

Principal Amount:	$1,000,000,000

Maturity Date:	April 1, 2047

Interest Payment Dates:	Semi-annually on April 1 and October 1, beginning on October 1, 2017

Coupon (Interest Rate):	4.85%

Benchmark Treasury:	2.875% due November 15, 2046

Benchmark Treasury Price / Yield:	95-16 / 3.108%

Spread to Benchmark Treasury:	+175 basis points

Yield to Maturity:	4.858%

Price to Public:	99.870% of the principal amount, plus accrued interest from March 9, 2017, if settlement occurs after that date

Special Mandatory Redemption Provision:	Upon the first to occur of either (i) 5:00 p.m. (New York City time) on November 30, 2017, if the merger between Great Plains Energy Incorporated and Westar Energy, Inc. (the “Merger”) is not consummated on or prior to such time on such date, or (ii) the date on which the agreement relating to the Merger is terminated, in whole, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Optional Redemption Provisions:

Special Optional Redemption Provision:	If, in Great Plains Energy Incorporated’s reasonable judgment, the Merger will not be consummated on or prior to 5:00 p.m. (New York City time) on November 30, 2017, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes then outstanding, plus accrued and unpaid interest to, but excluding, the redemption date

Make-Whole Call:	At any time prior to October 1, 2046 (the date that is six months prior to the maturity date of the 2047 notes (the “2047 par call date”)), in whole or from time to time in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2047 notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2047 notes being redeemed that would be due if they matured on the 2047 par call date (exclusive of interest accrued to the redemption date), at a discount rate of the Treasury Rate plus 30 basis points, plus accrued and unpaid interest to, but excluding, the redemption date

Par Call:	On or after the 2047 par call date, in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2047 notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date

CUSIP / ISIN :	391164 AK6 / US391164AK68

Joint Book-Running Managers:	Goldman, Sachs & Co. Barclays Capital Inc. J.P. Morgan Securities LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated MUFG Securities Americas Inc. Wells Fargo Securities, LLC

Co-Managers:

BNP Paribas Securities Corp.

Mizuho Securities USA Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

KeyBanc Capital Markets Inc.

BNY Mellon Capital Markets, LLC

UMB Financial Services, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by emailing prospectus-ny@ny.email.gs.com.